UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 31, 2005
CALLIDUS SOFTWARE INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation) 160 W. Santa Clara Street, Suite 1500	000-50463 (Commission File Number)	77-0438629 (IRS Employer Identification No.)

San Jose, CA (Address of Principal Executive Offices)	95113 (Zip Code)
(408) 808-6400
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a -12(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On October 25, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of Callidus Software Inc. (the “Company”) approved cash bonus plan compensation measurements for eligible employees (including all of the Company’s named executive officers and its chief executive officer) under the Company’s cash bonus plan for the six-month period from July through December 2005. Under the Company’s existing plan, a portion of the bonus is based on Company financial performance and a portion is based on individual performance. Awards for the period will be measured and paid after the close of the Company’s fiscal year.
     For the period, the Company’s financial performance goals consist of revenue and operating results targets (the “Financial Target(s)”). The Committee may adopt different Company Financial Targets for subsequent periods. The Financial Target bonus amount may be different for any individual, but generally ranges from approximately 35% to 75% of base salary. The individual target bonus amount may be different for any individual, but generally ranges from approximately 10% to 25% of base salary. In order for a participant in the bonus plan to receive the portion of the bonus based on the Company’s Financial Targets, the Company must achieve certain minimum goals established by the Committee. In order for a participant to receive the portion of the bonus based on his or her individual performance, the participant must achieve certain minimum individual goals.
     The Committee may adjust the financial and individual performance rewards for over-achievement. Participants will have the potential to receive increasing bonus amounts if the Company exceeds the Financial Targets, up to a maximum of 200% of that portion of the Financial Target bonus for the current fiscal year. Any additional bonus amounts on individual objectives is solely at the discretion of the Committee.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits
     Not applicable.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLIDUS SOFTWARE INC.
Date:	October 31, 2005	By:	/s/ Brian E. Cabrera
			Name:	Brian E. Cabrera
			Title:	Vice President of Operations and General Counsel